                            [GE CAPITAL LETTERHEAD]

August 23, 2001

CONFIDENTIAL

Northland Cable Network, LLC
c/o Northland Communications Corporation
1201 Third Ave., Suite 3600
Seattle, WA 98101

Attn: Mr. John Whetzell and Mr. Gary Jones

     Re:  Commitment Letter

Gentlemen:

     You have advised General Electric Capital Corporation ("GE Capital") that Northland Cable Network, LLC ("Northland Cable" or "Borrower") is seeking up to $35.0 million of financing (the "Financing") to acquire cable systems located in Mississippi and South Carolina (collectively, the "Acquisition Systems") from Northland Cable Properties Six, Limited Partnership (the "Acquisition"), and to support working capital and general business needs (the Acquisition and the Financing, together with the documentation and transactions related thereto are sometimes collectively referred to below as the "Transaction").


     We understand that (a) the Borrower is a domestic operating company that directly owns substantially all of the assets used in its businesses, (b) the Borrower is a limited liability company organized pursuant to the LLC Agreement dated May 29, 2001 between Northland Communications Corporation ("NCC") and Providence Growth Northland Cable Limited Partnership ("PGNC"), (c) at closing, the Borrower will be 87.5% owned by PGNC (a limited partnership formed by Providence Growth Investors, Limited Partnership, a $275 million equity fund ("PGI")), and 12.5% owned by NCC, (d) the Borrower will be managed by NCC, a wholly-owned subsidiary of Northland Telecommunications Corporation, and (e) unsecured, subordinated seller notes in the amount of $8.025 million (the "Seller Note") will be issued to Northland Cable Properties Six, LP by the Borrower in conjunction with the closing of the Transaction. We understand that the notes will mature September 30, 2004 and carry an 8.0% interest rate.


     You have asked that the Financing include a $7.5 million Senior Secured Reducing Revolving Credit Facility ("Revolver") and a $27.5 million Term Loan Facility ("Term Loan").

     Based on our understanding of the Financing as described above and the information which you have provided to us, GE Capital is pleased to offer its commitment to provide the Financing described in this Commitment Letter in the amount of $35.0 million, subject to the terms and conditions more fully described below.

Northland Cable Network, LLC
August 23, 2001
Page 2 of 10

--------------------------------------------------------------------------------

                        SUMMARY OF TERMS AND CONDITIONS

BORROWER:       Northland Cable Network, LLC, a newly formed entity for the purpose of acquiring certain cable systems located in Mississippi and South Carolina.

GUARANTOR:      Each of the Borrower's direct or indirect Subsidiaries shall be a Guarantor (each a "Subsidiary" or "Guarantor")

MAKEWELL
GUARANTORS:     The existing equity sponsors of the Borrower, PGI along with
                NCC, will provide the "Makewell Guaranty" described below.

FACILITIES:     $35,000,000 (the "Facilities") consisting of:
                $7,500,000 Revolver
                $27,500,000 Term Loan

AGENT:          General Electric Capital Corporation ("GE Capital")

LENDERS:        GE Capital and other Lenders acceptable to GE Capital and
                Borrower.

REDUCING REVOLVING CREDIT FACILITY

AMOUNT. $7.5 million, including a Letter of Credit Subfacility of up to $2.0 million. Letters of Credit will be issued by a bank, and on terms, acceptable to GE Capital, and will be guaranteed or otherwise backed by GE Capital. The Revolver commitment will be reduced by $1 million per annum beginning December 31, 2006.

MATURITY DATE.  December 31, 2009

AVAILABILITY.   Available on a revolving basis provided Borrower is in actual and pro forma compliance with all financial covenants immediately prior to and immediately following any requested borrowing thereunder.

TERM LOAN

AMOUNT.         $27.5 million.

MATURITY DATE.  December 31, 2009

Northland Cable Network, LLC
August 23, 2001
Page 3 of 10
--------------------------------------------------------------------------------

AMORTIZATION.       Annual amortization amounts on a percentage basis are as
                    follows:

                    Fiscal Year        Amortization
                    -----------        ------------
                    2002                   2%
                    2003                   2%
                    2004                   6%
                    2005                   8%
                    2006                   11%
                    2007                   13%
                    2008                   16%
                    2009                   19%
                    Upon Maturity          23%

                    If the Revolving Credit Loan is terminated, this Term Loan would immediately be due and payable in full.

GENERAL TERMS

USE OF PROCEEDS.    For funding the Transaction, working capital, capital
                    expenditures, prepayment of up to $3.325 million of principal on the Seller Note (at closing), customary fees and expenses related to the Transaction, payment during the term of the Facilities of principal and interest on the Seller Note (assuming no Default or Event of Default exists under such Seller Note or the Facilities) and other business purposes.

INTEREST.           For all loans, absent a default, at Borrower's option,
                    either (i) 1, 2 or 3-month reserve-adjusted LIBOR plus the Applicable Margin(s) or (ii) floating at the Index Rate
                    (higher of Prime or 50 basis points over Fed Funds) plus the Applicable Margin(s).

                    Interest will be payable monthly in arrears (except LIBOR) and calculated on the basis of a 360-day year and actual days elapsed. Interest on LIBOR loans shall be adjusted and payable at the end of each interest period. Customary LIBOR mechanics and breakage fees will be further defined in final documentation.

Northland Cable Network, LLC
August 23, 2001
Page 4 of 10
--------------------------------------------------------------------------------

APPLICABLE MARGINS.      The following Applicable Margin(s) will apply to the
                         Facilities until adjusted as described below:

                              Applicable Index Margin            2.00%
                              Applicable LIBOR & L/C Margin      3.50%

                         The Applicable LIBOR & L/C Margin will be fixed at 3.50% and the Applicable Index Margin will be fixed at 2.00% for 12 months from closing. Thereafter, upon receipt of each quarterly reporting package, the Applicable Margins will be subject to quarterly adjustment (up or down) prospectively based on the ratio of the Borrower's consolidated Total Debt to System Cash Flow (defined below) for the most recently ended quarter's results, then annualized (i.e., quarterly System Cash Flow multiplied by 4), in accordance with the grid below:

                         Total Debt to SCF Ratio                 LIBOR & L/C    Index
                         -----------------------                 -----------    -----
                         greater than or equal to 5.00x             3.50%       2.00%
                         less than 5.00x, but greater than
                         or equal to 4.00x                          3.25%       1.75%
                         less than 4.50x, but greater than
                         or equal to 4.00x                          3.00%       1.50%
                         less than 4.00x, but greater than
                         or equal to 3.50x                          2.75%       1.25%
                         less than 3.50x                            2.50%       1.00%

                         Rate reductions will be subject to the absence of default. Timing and mechanics of adjustments based upon receipt of financial statements will be included in the loan documents.

FEES. Commitment Fee, Underwriting Deposit, and Closing Fee as defined in the Fee Letter.

                         Unused Facility Fee equal to one half of one percent (0.50%) per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the Revolver, payable quarterly in arrears.

                         Letter of Credit Fee equal to the Applicable LIBOR Margin (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the Letters of Credit, payable monthly in arrears, plus any fee assessed by the issuing bank.

DEFAULT RATES.           Default interest and letter of credit fees at 2% above
                         the rate otherwise applicable.

SECURITY.                Fully perfected first priority security interests in
                         all existing and after-acquired assets of Borrower and its subsidiaries, if any, (including any insurance or other proceeds). All collateral will be free and clear of other liens, claims and encumbrances, subject to mutually acceptable exceptions to be included in final documentation. In addition, a pledge of all of the issued and outstanding capital stock and/or ownership interest in the Borrower and its subsidiaries. Also, all existing and future subsidiaries of the Borrower will be Guarantors of the Facility. The Facility will be cross-defaulted to the Seller Note.


MANDATORY PREPAYMENTS.        Mandatory prepayments of 100% of proceeds upon
                              disposition of assets and sale/issuance of debt or equity, unless proceeds are to be invested in similar assets within 360 days of receipt. If proceeds are to be invested in similar assets, the proceeds must be applied against amounts outstanding under the Revolver and will be reserved until the earlier of 360 days or reinvestment. There will also be a mandatory 50%
                              Excess Cash Flow recapture beginning 12/31/03.
                              Excess Cash Flow to be defined as EBITDA minus debt service (including the Seller Note), cash taxes, and capital expenditures. Proceeds from mandatory prepayments will be applied first to the Term Loan, reducing scheduled term loan reductions in inverse order of maturity until the Term Loan is fully repaid, then applied to reduction of the Revolver.

INTERCREDITOR AGREEMENT.      An intercreditor agreement will be executed by
                              the holder of the seller Note on terms acceptable to GE Capital. The Intercreditor Agreement will include terms and conditions of payment or deferment of payment and subordination of interest and amounts due under the Seller Note.

SUBORDINATION AGREEMENT:      A subordination agreement will be executed by NCC
                              on terms acceptable to GE Capital. The
                              Subordination Agreement will include terms and conditions of payment and subordination of the Management Fee (as defined in the Management
                              Agreement dated May 29, 2001, executed by NCC and
                              PGNC).

SELLER NOTE PREPAYMENT.       At Closing, up to $3.325 million from the
                              proceeds of the Financing will be used to prepay the Seller Note, reducing the outstanding principal thereof to $4.7 million. During the term of the Facilities, payments of principal or interest on the Seller Note will be allowed if Borrower has, prior to and after giving effect to such payment, demonstrated proforma compliance with financial covenants (accounting for any funding under the Makewell Agreement) for the existing and future fiscal periods.

MAKEWELL AGREEMENT.           PGI and NCC will provide a "Makewell Guarantee"
                              on a prorata basis with respect to their respective ownership interests in the Borrower, which will be callable by Agent in the event of default under the Facility. If the Makewell
                              Guarantee is called, PGI and NCC will be required to invest additional cash equity into the Borrower to reduce outstandings under the Facility to a sufficient amount to demonstrate proforma compliance with the financial covenants
                              (defined below) and, to the extent allowable borrowings and Borrower's cash on hand are insufficient, provide for any interest and principal payments due under the Seller Note for the respective quarter. If proforma compliance is demonstrated prior to making a Seller Note payment based on second fiscal quarter results, then, upon reporting the third fiscal quarter results, proforma compliance will be recalculated, and, if any amount is deemed to have been over-funded under the Makewell
                              Agreement, there will be a clawback provision (to be further defined in documentation) for reclaimation of the overfunding by the PGI and NCC. The maximum

Northland Cable Network, LLC
August 23, 2001
Page 6 of 10



                         amount of the Makewell Guarantee would be equal to $4.7 million and will reduce as the Seller Note amortizes. Once the final scheduled principal payment of the Seller Note is paid and proforma compliance for the following quarter is demonstrated, the Makewell Guarantee will expire. Recourse to the Makewell Guarantee will be an additional remedy upon an Event of Default; Agent would retain all of its other rights and remedies under the definitive loan documentation and intercreditor agreement. However, if the Makewell Guarantee is drawn by Agent and results in a complete cure of the Event of Default, Agent will be deemed to have waived all other rights and remedies under the definitive loan documentation and intercreditor agreement with respect to that specific Event of Default.

MANAGEMENT AGREEMENT.    An agreement in form and substance acceptable to Agent
                         regarding amounts and terms of management fees and the deferral of management fees during an event of default will be executed by NCC and Borrower.

FINANCIAL COVENANTS.     Financial Covenants will be tested at closing on a
                         consolidated pro forma basis, at the end of each fiscal quarter and upon each incurrence of additional debt.
                         EBITDA would be defined as earnings before depreciation, amortization, interest and taxes in accordance with GAAP. System Cash Flow would be defined as EBITDA plus the Management Fee.

                         MAXIMUM SENIOR DEBT TO SYSTEM CASH FLOW -- The ratio of Borrower's Senior Debt to last quarter annualized System Cash Flow shall not exceed 5.50x. Senior Debt is defined as all indebtedness excluding the Seller Paper. Step-downs for the covenant are as follows:


                         PERIOD                   COVENANT
                         ------                   --------
                         Closing to 12/30/02        5.50x
                         12/31/02 to 6/29/03        5.25x
                         6/30/03 to 12/30/03        5.00x
                         12/31/03 to 6/29/04        4.75x
                         6/30/04 to 12/30/04        4.50x
                         12/31/04 to 6/29/05        4.25x
                         6/30/05 to 12/30/05        4.00x
                         12/31/05 & thereafter      3.50x

                         MAXIMUM TOTAL DEBT TO SYSTEM CASH FLOW -- The ratio of
                         Borrower's Total Debt to last quarter annualized System
                         Cash Flow shall not exceed 6.25x. Total Debt would be defined as all borrower indebtedness. Step-downs for the covenant are as follows:

                         PERIOD                   COVENANT
                         ------                   --------
                         Closing to 12/30/02        6.25x
                         12/31/02 to 6/29/03        6.00x
                         6/30/03 to 9/29/03         5.75x
                         9/30/03 to 12/30/03        5.50x
                         12/31/03 to 6/29/04        5.25x
                         6/30/04 to 12/30/04        4.75x

Northland Cable Network, LLC
August 23, 2001
Page 7 of 10
--------------------------------------------------------------------------------

                            12/31/04 to 6/29/05         4.25x
                            6/30/05 to 12/30/05         4.00x
                            12/31/05 & thereafter       3.50x

                            MINIMUM INTEREST COVERAGE RATIO -- The ratio of Borrower's EBITDA to cash interest expense ratio shall not be less than 1.50x. The covenant will annualize EBITDA and interest expense (1st Quarter x
                            4, 1st and 2nd Quarter x 2, ....) for the four
                            fiscal quarters after closing and thereafter on a trailing four quarter basis. Step-ups for the covenant are as follows:

                            PERIOD                        COVENANT
                            ------                        --------

                            Closing to 12/30/03           1.50x
                            12/31/03 to 12/30/04          1.75x
                            12/31/04 and thereafter       2.00x

                            MINIMUM PROFORMA SENIOR DEBT SERVICE RATIO -- The ratio of Borrower's annualized System Cash Flow to Proforma Senior Debt Service ratio shall not be less than 1.25x. Proforma Debt Service will be defined as the forward twelve months of cash interest (including Seller Note interest) and principal payments (excluding Seller Note principal payments).

                            MINIMUM FIXED CHARGE COVERAGE -- Beginning on 12/31/02, the Borrower shall maintain a minimum trailing twelve months EBITDA to Fixed Charge Expenses ratio of 1.00x, which will increase to 1.10x on 12/31/04. Fixed Charge Expense will be defined as cash taxes, capital expenditures, cash interest (including Seller Note interest) and principal payments (excluding Seller Note principal payments) for the trailing twelve months.

                            MAXIMUM CAPITAL EXPENDITURES -- Borrowers will not incur capital expenditures greater than $1.5 million for the remainder of 2001 and $2.0 million during 2002. Any unused portion of the amount permitted for 2001 may be carried over for 2002. Borrower may incur capital expenditures in excess of the covenanted amounts, provided that such excess is funded from additional equity contribution.

                            MINIMUM SUBSCRIBERS -- Borrower shall maintain a minimum number of subscribers of 20,500 at all times.

OTHER TERMS AND CONDITIONS. (All to be acceptable to GE Capital)

       o Satisfactory completion of all business, environmental, insurance and legal due diligence (including asset appraisals, environmental audits, and collateral audit).

       o Legal structure, management agreements, capital structure, other debt instruments including without limitation the Seller Note, material contracts, and governing documents of Borrower, its subsidiaries (if any) and the Makewell Guarantors, and tax effects resulting from Transaction to be acceptable.

       o Purchase price for the Acquisition not to exceed $55 million. Acquisition structure and terms to be otherwise acceptable.

Northland Cable Network, LLC
August 23, 2001
Page 8 of 10
-------------------------------------------------------------------------------

      o Contribution of a minimum amount of $16.625 million in new cash equity from PGNC and $2.375 million of ownership interest from NCC prior to or at closing on terms acceptable to Agent.

      o     Principal amount of Seller Note not to exceed $8.025 million.

      o     Acceptable final documentation.

      o Receipt of audited or unaudited financials of the cable television systems being acquired for the most recently ended month prior to closing.

      o     If requested, satisfactory evidence of solvency.

      o Collateral releases from any prior lenders; customary Borrower and estoppel certificates; landlord/mortgagee/bailee waivers; and consignment or similar filings.

      o Excluding the Seller Note, prohibition on incurrence of additional debt by Borrower, its subsidiaries and affiliates, subject to approval by the Agent.

      o Limitations on cash dividends, other distributions to owners and payment of management fees to affiliates and prohibition on redemption of ownership interests.

      o Limitations on commercial transactions, management agreements, service agreements and borrowing transactions between Borrower and its officers, directors, employees and affiliates.

      o Subject to exceptions for acquisitions or dispositions of non-material assets in the ordinary course of business, no merger, acquisition, sale of Borrower, or of a material portion of its ownership interests (except an initial public offering or any equity contributions required hereunder or for Permitted Acquisitions to be defined in the loan documents) or assets.

      o Prohibition of a direct or indirect change in control of the Borrower or any Subsidiary.

      o     Cash Management System to be acceptable to GE Capital.

      o     Lender syndication/assignment rights.

      o     Governing Law: New York

      o As of the Closing Date, and after giving proforma effect to the Acquisition, there would have been (i) since the Borrower's December 31, 2000 unaudited financial statements, no material adverse change in the business, financial or other condition of the Acquisition Systems, the industry in which the Acquisition Systems operate, or the collateral which would be subject to the security interest granted to the Agent or in the prospects or projections of the Acquisition Systems, (ii) no litigation commenced which, if successful, would have a material adverse impact on the Borrower or the Acquisition Systems, their business, or the Borrower's ability to repay the Facilities, or which would challenge the Transaction,
            (iii) since the December 31, 2000 unaudited financial statements, no material increase in the liabilities, liquidated or contingent, of the Acquisition Systems, or a material decrease in the assets of the Acquisition Systems, and (iv) no material change in management personnel.

GE Capital's commitment hereunder is subject to the execution and delivery of final legal documentation acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter and Fee Letter.

By signing this Commitment Letter and the Fee Letter, Borrower and Agent acknowledge that this Commitment Letter and Fee Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof, including, without limitation, the letter of interest dated June 27, 2001 between GE Capital and Borrower (the "Prior Letter"). No amendments, waivers or modifications of this Commitment Letter or the Fee Letter or any of its contents shall be effective unless expressly set forth in writing and executed by Borrower and Agent.

Northland Cable Network, LLC
August 23, 2001
Page 9 of 10
--------------------------------------------------------------------------------

This Commitment Letter is being provided to you on the condition that, except as required by law, neither it, the Fee Letter, the Prior Letter, nor their contents will be disclosed publicly or privately except A) in the case of the Commitment Letter and Prior Letter, for SEC Filings and B) to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed. No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Transaction without the prior written consent of GE Capital.

Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, Borrower shall indemnify and hold harmless each of GE Capital, its affiliates, directors, officers, employees, agents, attorneys and representatives (each, an "Indemnified Person"), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Fee Letter, the Prior Letter, the Financing or the Transaction under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct or from any breach of GE Capital's obligations hereunder, as finally determined by a court of competent jurisdiction. Under no circumstances shall GE Capital, or any of their respective affiliates be liable to you or any other person for any punitive, exemplary, or indirect damages in connection with this Commitment Letter, the Fee Letter, the Prior Letter, the Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Transaction or the Financing closes.

BORROWER AND AGENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THIS COMMITMENT LETTER, THE FEE LETTER, THE PRIOR LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AND AGENT CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO PERTAINING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE PRIOR LETTER, THE FINANCING OR THE TRANSACTION UNDER CONSIDERATION, ANY OTHER FINANCING RELATED THERETO, AND ANY INVESTIGATION, LITIGATION, OR PROCEEDING RELATED TO OR ARISING OUT OF ANY SUCH MATTERS, PROVIDED, THAT BORROWER AND AGENT ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SUCH JURISDICTION. BORROWER AND AGENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVE ANY OBJECTION WHICH EITHER OF THEM MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR INCONVENIENT FORUM.

This Commitment Letter and Fee Letter are governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that State.

GE Capital shall have access at reasonable times and upon notice to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may request, including business plans, financial statements (actual and pro forma), books, records, and other documents.

Northland Cable Network, LLC
August 23, 2001
Page 10 of 10
--------------------------------------------------------------------------------
This Commitment Letter shall be of no force and effect unless and until (a) this Commitment Letter and Fee Letters are executed and delivered to GE Capital on or before 5:00 p.m. NEW YORK time on August 31, 2001 at 2325 Lakeview Parkway, Suite 700, Alpharetta, GA 30004 and (b) such delivery is accompanied by payment of the Commitment Fee and Underwriting Deposit. Once effective, GE Capital's commitment to provide financing in accordance with the terms of this Commitment Letter and Fee Letter shall cease if the Financing does not close on or before November 30, 2001 and neither GE Capital nor any of its affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

We look forward to continuing to work with you toward completing this transaction.

                                        GENERAL ELECTRIC CAPITAL CORPORATION


                                        By: /s/ [SIGNATURE ILLEGIBLE]
                                           ------------------------------------
                                        Its: Duly Authorized Signatory

AGREED AND ACCEPTED THIS
23rd DAY OF August, 2001

NORTHLAND CABLE NETWORK, LLC

By: /s/ [SIGNATURE ILLEGIBLE]
    -------------------------------

Its: President
     ------------------------------